  SWIFT ENERGY COMPANY
N E W S

FOR IMMEDIATE RELEASE
COMPANY CONTACT
Scott Espenshade
Director of Corporate Development
   and Investor Relations
(281) 874-2700, (800) 777-2412

SWIFT ENERGY CLOSES SOUTH TEXAS ACQUISITION

HOUSTON, October 12, 2007 – Swift Energy Company (NYSE: SFY) closed the previously announced acquisition of property interests from Escondido Resources, LP, a privately held company with an effective date of July 1, 2007. These South Texas properties are located on an aggregate 82,900 acres in the Sun TSH area in La Salle County, the Briscoe Ranch area primarily in Dimmit County, and the Las Tiendas area in Webb County.  During the second quarter of 2007 these properties produced approximately 21 MMcfe per day, and production is approximately 85% natural gas and natural gas liquids.

The final purchase price of the property interests closed was $249.5 million and is subject to post-closing adjustments. This acquisition was funded with approximately $220 million of bank borrowings under the Company’s credit facility, and the balance with cash-on-hand and the initial performance deposit. Swift Energy expects that this acquisition will increase its production in the fourth quarter 2007 by 1.3 to 1.5 Billion cubic feet equivalent.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on onshore and inland waters oil and natural gas reserves in Louisiana and Texas, as well as oil and natural gas reserves in New Zealand. Over the Company’s 28-year history, Swift Energy has shown long-term growth in its proved oil and gas reserves, production and cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.

This material includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.

        16825 Northchase Dr., Suite 400 Houston TX 77060

        www.swiftenergy.com